Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Nidal Z. Zayed, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all documents and amendments (including post-effective amendments) to this Registration Statement and/or Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate applications, statements, consents, and other documents as may be necessary or expedient to register securities of the Registrant for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purpose as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and the registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and/or Amendment has been signed by the following persons in the capacities and on the dates indicated.

/s/ Don Gunther	Chairman of the Board	March 26, 2014
Don Gunther

/s/ Nidal Z. Zayed	Director and Chief Executive Officer	March 26, 2014
Nidal Z. Zayed

/s/ C. Robert Campbell	Director	March 26, 2014
C. Robert Campbell

/s/ Trudy Clark	Director	March 26, 2014
Trudy Clark

/s/ Max Engler	Director	March 26, 2014
Max Engler

/s/ Ibrahim Ibrahim	Director	March 26, 2014
Ibrahim Ibrahim

/s/ Carl Smith	Director	March 26, 2014
Carl Smith